Exhibit 10.2

NOTICE OF OPTION GRANT

You have been granted the following options (the “Options” or “Award”) to purchase shares of Common Stock, par value US$0.01 each (the “Shares”), of Indaptus Therapeutics, Inc. (the “Company”), pursuant and subject to the terms and conditions of the Company’s 2021 Stock Incentive Plan (as may be amended from time to time, the “Plan”), and the additional terms and conditions contained herein. Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them under the Plan.

Grantee:	[_________________]

Date of Grant:	[_________________]

Intended Type of Award:	_____ Incentive Stock Option (U.S.)

(✓check one):	_____ Nonqualified Stock Option (U.S.)

_____ Other

the above being subject to Section 18.4 of the Plan and applicable law.

Exercise Price:	$[●] per Share

Number of Shares Subject to Option:	[●]

Vesting Schedule:

Except as otherwise provided herein, subject to the terms of the Plan (including Sections 6.6, 6.7 and 6.8 thereof), the Options shall vest and become exercisable under the following schedule:

[One-third of the Options shall vest on January 18, 2024, and the remaining Options shall vest in equal quarterly installments (on April 18th, July 18th, October 18th and January 18th) over the following twenty-four (24) months, provided that the Grantee’s employment with the Company continues through each such vesting date.]

Exercise Period:	The date determined in accordance with and subject to Section 7 of the Option Agreement and the provisions of the Plan.

Final Expiration Date:	[__________]

The Options are governed by this Notice (as defined below) and by the provisions of the Plan and the Option Agreement, both of which are attached to and made an integral part of this Notice. By signing the Option Agreement, the Grantee acknowledges receipt of copies of the Plan and the Option Agreement, represents that the Grantee read and is familiar with their provisions, and hereby accepts the Options subject to all of their terms and conditions.

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OPTION AGREEMENT

The Company has granted to the Grantee named in the Notice of Option Grant to which this Option Agreement (this “Agreement”) is attached (the “Notice”), Options upon the terms and conditions set forth in the Notice and this Agreement. The Options have been granted pursuant to and shall in all respects be subject to the terms and conditions of the Notice, this Agreement and the Plan, the provisions of which are incorporated herein by reference and made an integral part of this Agreement. Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them under the Plan.

By signing this Agreement, the Grantee: (a) represents that the Grantee has received copies of, and has read and is familiar with the terms and conditions of, the Notice, the Plan and this Agreement, (b) accepts the Options and agrees that the Options and the Shares issued upon the exercise thereof and/or any securities issued or distributed with respect thereto are subject to all of the terms and conditions of the Notice, the Plan, this Agreement, the Trust Agreement (as defined below) and any other documents ancillary hereto or thereto, and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Board or the Committee upon any questions arising under the Notice, the Plan or this Agreement (whether before or after the issuance of Shares pursuant to the Options). While certain terms and conditions are included in this Agreement, such terms and conditions shall not in any way derogate from the applicability of all other terms and conditions set forth in the Plan. The Grantee acknowledges that the terms and conditions of the Plan may be amended from time to time as set forth therein, and therefore, any reference to the Plan shall be deemed to refer to the Plan as amended from time to time, including any amendments adopted after the date of grant. Unless otherwise stated, in the event of any inconsistency or contradiction between any of the terms of this Agreement and the provisions of the Plan, the terms and provisions of this Agreement shall prevail.

1. No Disposition of Options. The Options shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse), and shall not be subject to sale under execution, attachment, levy or similar process (each of the foregoing, a “Transfer”) other than by will or by the laws of descent and distribution.

2. Issuance and Disposition of Shares.

2.1. Legal Compliance. The Company shall have no obligations to issue Shares pursuant to the exercise or settlement of Options and Options may not be exercised or settled (even if vested), if the issuance of Shares upon exercise or settlement would constitute a violation of any Applicable Laws as determined by the Company, including, applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. THE GRANTEE IS CAUTIONED THAT THE OPTIONS MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS AND THOSE SET FORTH IN THE PLAN ARE SATISFIED. ACCORDINGLY, THE GRANTEE MAY NOT BE ABLE TO EXERCISE THE OPTIONS WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED.

2.2. Provisions Governing Shares. Shares issued upon exercise of Options shall be subject to the restrictions referred to in Section 16 of the Plan and in this Agreement, the Charter Documents, any limitation, restriction or obligation included in any Stockholders Agreement applicable to all or substantially all of the holders of Shares (regardless of whether or not the Grantee is a formal party to such Stockholders Agreement), any other governing documents of the Company, and all policies, manuals and internal regulations adopted by the Company from time to time, in each case, as may be amended from time to time, including, without limitation, any provisions included therein concerning restrictions or limitations on disposition of Shares (such as, but not limited to, right of first refusal and lock-up/market stand-off) or grant of any rights with respect thereto, forced sale and bring along provisions, any provisions concerning a restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws and with the requirements of any transaction entered into or proposed to be entered into by the Company. By exercising an Option the Grantee is deemed to have undertaken to comply with all the foregoing provisions. The Grantee shall execute (and authorizes any person designated by the Company to so execute, as well as (if applicable) the Trustee holding any Shares for the Grantee’s behalf) such separate agreement(s) as may be requested by the Company relating to matters set forth in or otherwise for the purpose of implementing this Section 2.2. The execution of such separate agreement(s) may be a condition by the Company to the exercise of any Award and the Company (and, if applicable, the Trustee) may exercise its authorization above and sign such agreement on behalf of the Grantee or subject the Grantee to the provisions of such agreements.

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2.3. Share Purchase Transactions; Forced Sale. In the event that the Board approves a Merger/Sale effected by way of a forced or compulsory sale (whether pursuant to the Charter Documents, pursuant to any Stockholders Agreement or otherwise), then, without derogating from such provisions and in addition thereto, the Grantee agrees to the offer to effect the Merger/Sale (and that the Shares held by or for the benefit of the Grantee shall be included in the capital stock of the Company approving the terms of such Merger/Sale for the purpose of satisfying the required majority), and to sell all of the Shares held by or for the benefit of the Grantee on the terms and conditions applying to the holders of Shares, in accordance with the instructions then issued by the Board (if applicable), whose determination shall be final. The Grantee agrees not to contest, bring any claims or demands, or exercise any appraisal rights related to any of the foregoing. The Grantee shall execute (and authorizes any person designated by the Company to so execute, as well as (if applicable) the Trustee holding any Shares for the Grantee’s behalf) such documents and agreements, as may be requested by the Company relating to matters set forth in or otherwise for the purpose of implementing this Section 2.3. The execution of such separate agreement(s) may be a condition by the Company to the exercise of any Award and the Company (and, if applicable, the Trustee) may exercise its authorization above and sign such agreement on behalf of the Grantee or subject the Grantee to the provisions of such agreements. In addition, in order to effect the sale of Shares or other legal transactions or actions required to complete such Merger/Sale, the Grantee hereby irrevocably and unconditionally appoints and empowers the Company and any person designated for such purpose by the Board, with full power of substitution, as the Grantee’s proxy to exercise or fail to exercise, in such proxy holder’s sole and absolute discretion, any rights or obligations attached to any and all Shares, including without limitation rights and waivers associated with general meetings of the shareholders of the Company, and sign on the Grantee’s behalf any document or instrument relating to such rights or obligations, if any, or Merger/Sale, whether by law or included in the incorporation documents of the Company or any other document, agreement or instrument as shall be from time to time, as are required to affect the sale of Shares in connection with such Merger/Sale.

2.4. Waiver. As a material precondition to the Company’s grant of Options and issuance of any Shares under the Plan, the Grantee hereby irrevocably waives any right of first refusal, pre-emptive, co-sale, participation rights or other similar rights with respect to any prior or future Transfer of any shares in the Company by other stockholder or the issuance of securities by the Company, if such right was so provided in any agreement between the Company and any of its stockholders, in the Charter Documents or in any other governing document of the Company. The Grantee acknowledges and agrees that the Company and its stockholders are entitled to rely on this irrevocable waiver.

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2.5. Additional or Substituted Securities. In the event that in connection with the declaration of a stock dividend (bonus shares), a stock split, a reverse stock split, a reorganization (which may include a combination or exchange of shares), a consolidation, a spin-off or other corporate divestiture or division, a recapitalization, a reclassification or other similar occurrence affecting the Company’s outstanding securities without receipt of consideration (or in consideration for the par value, if shares bear par value), any new, substituted or additional securities or other property (other than cash dividend) are distributed by reason of such occurrence with respect to any Shares which are subject to this Section 2, or into which such Shares thereby become convertible, then such substituted or additional securities or other property (if distributed) shall immediately be subject to this Section 2. Any adjustments to reflect the distribution of such securities or other property shall be conclusively determined by the Company. The terms and conditions contained herein and in the Plan in respect of the Options and/or the Shares shall apply to any new, substituted or additional securities or other property resulting from the above adjustments.

2.6. Data Privacy; Data Transfer. Information related to the Grantee and Award(s) hereunder, as shall be received from Grantee or others, and/or held by, the Company or its Affiliates from time to time, and which information may include sensitive and personal information related to the Grantee (“Information”), will be used by the Company or its Affiliates (or third parties appointed by any of them, including the Trustee) to comply with any applicable legal requirement, or for administration of the Plan as they deems necessary or advisable, or for the respective business purposes of the Company or its Affiliates (including in connection with transactions related to any of them). The Company and its Affiliates shall be entitled to transfer the Information among the Company or its Affiliates and to third parties for the purposes set forth above, which may include persons located abroad (including, any person administering the Plan or providing services in respect of the Plan or in order to comply with legal requirements, or the Trustee, their respective officers, directors, employees and representatives, and the respective successors and assigns of any of the foregoing), and any person so receiving Information shall be entitled to transfer it for the purposes set forth above. The Company shall use commercially reasonable efforts to ensure that the transfer of such Information shall be limited to the reasonable and necessary scope. By receiving an Award hereunder, Grantee acknowledges and agrees that the Information is provided at Grantee’s free will and that Grantee hereby consents to the storage and transfer of the Information as set forth above.

3. Vesting and Exercise Procedures.

3.1. The Options will vest and become exercisable according to the vesting schedule in the Notice, except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has been accumulated. Notwithstanding anything in the Notice, the Plan or this Agreement to the contrary, unless the Committee otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of the Grantee’s termination of employment with or services to the Company or any Affiliate.

3.2 The Grantee may exercise Options that have become exercisable by giving a signed written notice to the Company, delivered in person or by mail (or such other methods of delivery prescribed by the Company) to the Chief Financial Officer of the Company, or, if no such officer is then incumbent, to the Chief Executive Officer of the Company or to such other person as determined by the Committee, or in any other manner as the Committee shall prescribe from time to time. The exercise notice shall be in a form prescribed by the Company from time to time. The Grantee shall specify in the notice the election to exercise Options, the number of whole Shares for which it is being exercised (which may be equal to or lower than the aggregate number of Shares that have become exercisable at such time, subject to the last sentence of this Section), accompanied by payment of the aggregate Exercise Price for such Shares in the manner permitted by the Plan. In the event that Options are being exercised by the representative of the Grantee, if permitted under the Plan, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise such Options. The Option may only be exercised for whole Shares.

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3.3. After receiving a proper and duly executed notice of exercise in the form prescribed by the Company, the Company shall cause to be issued a certificate or certificates for the Shares as to which the Options have been exercised, registered in the name of the person exercising such Options. The issuance shall be subject to the payment of any and all applicable taxes and compulsory payments by the Grantee. Subject to Section 19 of the Plan, the Grantee shall have no rights as a stockholder with respect to any Shares subject to Options until the Grantee shall have duly exercised the Options, paid the full Exercise Price therefor, if required, paid all applicable taxes and compulsory payments therefor and becomes the record holder of the subject Shares.

3.4. Without derogating from the provision of the Plan, in the event that the Company determines that it is required to withhold any tax as a result of the exercise of Options, the Grantee, as a condition to the exercise of Options, shall make arrangements satisfactory to the Company and the Trustee, if applicable, to enable it to satisfy all withholding requirements. The Grantee shall also make arrangements satisfactory to the Company and the Trustee, if applicable, to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares acquired pursuant to the grant of an Option under the Plan. Furthermore, the Grantee shall indemnify the Company and the Trustee, if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to withholding.

4. Payment of Exercise Price and Tax Withholding. The Exercise Price shall be paid and any tax witholding obligations shall be satisfied (i) in cash, (ii) if there is a public market for the Shares at the time of exercise, unless the Company or the Committee otherwise determines, through the (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) delivery by Grantee to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price and/or any tax withholding obligations, as applicable, provided in either case, that such amount is paid to the Company at such time as may be required by the Committee; or (iii) with the consent of the Committee, any other form of payment permitted under Section 18.5 of the Plan.

5. Repurchase Right. Grantee agrees that all Shares issued pursuant to the exercise of the Options shall be subject to certain repurchase rights in favor of the Company or its assigns as provided in the Plan.

6. Legend. The Company may at any time place legends referencing any restriction imposed on the Shares and any applicable federal, state or foreign securities law restrictions on all certificates representing Shares subject to the provisions of this Agreement. The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to Options in the possession of the Grantee in order to carry out the provisions of this Section 6. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, THE COMPANY’S BYLAWS, THE COMPANY’S STOCK INCENTIVE PLAN AND THE OPTION AGREEMENT WITH THE COMPANY, EACH AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.

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7. Expiration on a Termination of Employment or Services. In the event that the Grantee’s employment or service terminates for any reason prior to the Final Expiration Date set forth in the Notice, the Options shall expire in accordance with Sections 6.6 and 6.7 of the Plan. In no event will the Options be exercisable beyond the Final Expiration Date listed in the Notice.

8. Tax Matters and Consultation.

8.1. THE COMPANY ADVISES THE GRANTEE TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING OPTIONS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE. Without derogating from Section 18 of the Plan, and notwithstanding anything to the contrary, including the indication under “Intended Type of Award” above, the Company shall be under no duty to ensure, and no representation or commitment is made, that the Options qualify or will qualify under any particular tax treatment (such as ISO or any other treatment), nor shall the Company be required to take any action for the qualification of any Option under such tax treatment. If the Options do not qualify under any particular tax treatment it could result in adverse tax consequences to the Grantee. By signing below, Grantee agrees that the Company and its Affiliates and their respective employees, directors, officers and stockholders shall not be liable for any tax, penalty, interest or cost incurred by Grantee as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, an Option does not qualify for any particular tax treatment.

8.2. Without limitation of the foregoing, with respect to Options designated as Incentive Stock Option and Options designated as Nonqualified Stock Option, there is no guarantee that the Internal Revenue Service (“IRS”) will determine that the Exercise Price of these Options represents the fair market value thereof as of the Date of Grant in compliance with the requirements of Section 409A of the Code. If the IRS determines that the Exercise Price is less than such fair market value it could result in adverse tax consequences to Grantee.

8.3. In case of Incentive Stock Options, adjustments made pursuant to the Plan with respect to Incentive Stock Options could constitute a “modification” of such Incentive Stock Options (as that term is defined in Section 424(h) of the Code) or could cause adverse tax consequences for the Grantee and the Grantee should consult with his or her tax advisor regarding the consequences of such “modification” on his or her income tax treatment with respect to the Incentive Stock Option.

9. Plan Termination or Amendment. The Board may terminate or amend the Plan or the Options at any time, subject to the Plan and any such amendment shall apply to the Grantee and this Option Agreement (including the Options and Shares issuable or issued pursuant thereto), without any required consent of the Grantee. Except as set forth above, this Agreement shall not be amended without the consent of the parties hereto.

10. Miscellaneous.

10.1. Further Assurances. The Grantee shall perform such further acts and execute such further documents as may reasonably be necessary by the Company to carry out and give full effect to the provisions of this Agreement and the Plan.

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10.2. Conformity to Securities Laws. Notwithstanding any other provision of the Plan or this Agreement, if Grantee is subject to Section 16 of the Exchange Act, the Plan, the Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. Grantee acknowledges that the Plan, the Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended to the extent necessary to conform to such Applicable Laws or any such exemptive rule described in the preceding sentence.

10.3 Entire Agreement. This Agreement (together with the Notice and all Exhibits) and the Plan, contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. The provisions of this Agreement shall be construed according to their fair meaning and neither for, nor against, any party hereto, irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.4. Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

10.5 Incentive Stock Options. If the Option is designated as an Incentive Stock Option, the following provisions, in addition to the terms set forth in Section 8 of the Plan, will apply to the Option:

(a) Grantee acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Grantee during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as Nonqualified Stock Options. Grantee further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Grantee acknowledges that amendments or modifications made to the Option pursuant to the Plan that would cause the Option to become a Nonqualified Stock Option will not materially or adversely affect Grantee’s rights under the Option, and that any such amendment or modification will not require Grantee’s consent. Participant also acknowledges that if the Option is exercised more than three (3) months after Participant’s Termination of Service as an Employee, other than by reason of death or Disability, the Option will be taxed as a Nonqualified Stock Option. If the Option is an Incentive Stock Option and Participant is a Greater Than 10% Stockholder as of the Grant Date, the term of the Option will not exceed five (5) years from the Grant Date.

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(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

10.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of Delaware, without regard to any applicable conflict of law principles which may result in the application of the law of any other jurisdiction, except with respect to matters that are subject to tax laws, regulations and rules of any specific jurisdiction, which shall be governed by the respective laws, regulations and rules of such jurisdiction. Certain definitions, which refer to laws other than the laws of such jurisdiction, shall be construed in accordance with such other laws. By signing this Agreement the Grantee hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any of the foregoing.

10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission, electronic transmission or electronic signature shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

10.6 Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

IN WITNESS WHEREOF, the parties have duly executed and delivered this OPTION AGREEMENT as of the date last written below.

Grantee:	Indaptus Therapeutics, Inc.

[NAME]	By:
	Name:	Jeffrey A. Meckler
	Title:	CEO

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